Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is between Carlisle Companies Incorporated, a Delaware corporation (the “Corporation”), and                                                                             (“Executive”).

RECITALS

The Board of Directors of the Corporation has approved the execution of severance agreements with certain key executives of the Corporation and its subsidiaries.

Should the Corporation receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of the Corporation, the Board believes it imperative that the Corporation and the Board be able to rely upon Executive to continue in his position and rely upon his advice without concern that he might be distracted by the personal uncertainties and risks created by such a proposal.

Should the Corporation receive any such proposals, in addition to Executive’s regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and take such other actions as the Board might determine to be appropriate.

To assure the Corporation that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and Executive agree as follows:

In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps to effect a Change of Control of the Corporation (as defined below), Executive agrees that he will not voluntarily leave the employ of the Corporation, and will render the services contemplated in the recitals to this Agreement until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

In the event of Executive’s Separation from Service (as defined below) due to termination of Executive’s employment by the Corporation (excluding for Cause, death or disability) or Executive’s resignation for Good Reason (as defined below), in either case within three (3) years after a Change of Control of the Corporation (as defined below), the Corporation will provide:

A.            Cash Payment.  On or before Executive’s last day of employment with the Corporation, the Corporation will pay to Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to three (3) times the highest annual compensation (including base salary and annual cash bonus) paid or payable to Executive by the Corporation for any of the three (3) years ending with the date of Executive’s Separation from Service.

B.            Stock Options and Restricted Stock.  Any outstanding but unexercised stock options held by Executive under any of the Corporation’s equity compensation plans and programs will be immediately exercisable, and any unvested restricted stock held by Executive under any of the Corporation’s equity compensation plans and programs will be immediately vested and free of all restrictions.  In addition all such stock options will continue to be exercisable for the remaining original term thereof.

C.            Special Retirement Benefits.  Executive will be eligible to receive “Special Retirement Benefits” so that the total retirement benefits he receives will approximate the retirement benefits he would have received had he continued in the employ of the Corporation for three (3) years following his Separation from Service.  These benefits will include all ancillary benefits, such as early retirement, supplemental retirement and survivor rights and benefits available at retirement.  If Executive’s credited service with the Corporation plus three (3) years would result in vested benefits and/or eligibility for ancillary benefits under the Corporation’s pension plans, the amount payable to Executive or his beneficiaries shall equal the excess of the amount specified in clause (i) over that in (ii) below:

(i)            The benefits that would be paid to Executive or his beneficiaries, if the three (3) years following his Separation from Service are added to his credited service under the Corporation’s pension plans, and his earnings during such period are equal to the amount of the cash payment specified in Paragraph A;

(ii)           The benefit that is payable to Executive or his beneficiaries under the Corporation’s pension plans.

The Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Code.  The Special Retirement Benefits shall be payable solely from the general assets of the Corporation or its appropriate affiliate.

D.            Other Provisions.

(i)            Insurance and Other Special Benefits.  Executive’s participation in the life, accident and health insurance plans of the Corporation, and in fringe benefits provided Executive prior to the Change of Control or his Separation from Service, shall be continued, or equivalent benefits provided, by the Corporation, at no direct cost to him, for a period of three (3) years from the date of his Separation from Service.

(ii)           Relocation Assistance.  Should Executive move his residence in order to pursue other business opportunities within two (2) years of his Separation from Service, he will be reimbursed for any expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer.  Benefits under this provision will include the assistance in selling Executive’s home which was customarily provided by the Corporation to transferred executives prior to the Change of Control.

(iii)          Incentive Compensation.  Any awards previously made to Executive under any long-term incentive programs of the Corporation and not previously paid shall immediately vest on the date of his Separation from Service and shall be paid on that date and included as compensation in the year paid.

(iv)          Savings and Other Plans.  Executive’s participation in any applicable savings, retirement, profit sharing, stock option, and/or restricted stock plan of the Corporation or any of its subsidiaries shall continue only through his Separation from Service.  Any terminating distribution and/or vested rights under such Plans shall be governed by the terms of those respective Plans.

(v)           Continuing Obligations.  Executive shall retain in confidence any confidential information known to him concerning the Corporation and its business so long as such information is not publicly disclosed.

E.            Definition of Good Reason.  For the purpose of this Agreement, “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence (without Executive’s express written consent) of any the following (i) a material adverse change in Executive’s title, duties or responsibilities (including reporting responsibilities); (ii) a material reduction by the Corporation in Executive’s annual base salary; (iii) a material change in the incentive compensation plans of the Corporation that results in a material impairment of Executive’s opportunity to earn incentive compensation; (iv) a change of more than 50 miles in the geographic location in which Executive must perform services for the Corporation; or (v) the failure of the Corporation to pay Executive any material compensation when due. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Corporation establishes by clear and convincing evidence that Good Reason does not exist.

F.             Definition of Cause.  For the purpose of this Agreement, “Cause” means: (i) the conviction of or plea of no contest by Executive to a felony or to a misdemeanor where active imprisonment is imposed, (ii) the deliberate neglect of, willful misconduct in the performance of, or continued failure to substantially perform, Executive’s material duties as an employee of the Corporation; (iii) Executive’s deliberate and material violation of any Corporation policy; or (iv) Executive’s deliberate breach of fiduciary duties owed to the Corporation; provided, that the Corporation provides written notice to Executive of the occurrence of any circumstance or event described in clauses (ii), (iii), or (iv), and Executive has failed to remedy such circumstance or event within thirty (30) days following Executive’s receipt of such notice.

G.            Definition of Change of Control.  For the purpose of this Agreement, a “Change of Control” shall be deemed to have taken place if:

(i)            any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or

(ii)           as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

H.            Definition of Separation from Service.  For the purpose of this Agreement, “Separation from Service” means the termination of Executive’s employment with the Corporation (including its subsidiaries), provided such termination also constitutes a separation from service under Section 409A of the Code.

I.             Reduction of Payments.

(i)            Anything in this Agreement to the contrary notwithstanding, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or part), by the Corporation, an affiliate or person making such payment or providing such benefit as a result of Section 280G of the Code, then the portion of the Total Payments due under this Agreement (the “Agreement Payments”) shall be reduced if, and only if, such reduction results in Executive’s receipt, on an after-tax basis, of a greater amount of the Total Payments after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate).  Any reduction in the Agreement Payments required by this Paragraph I(i) shall first reduce the cash payments due under Paragraph A (if necessary, to zero), and all other Agreement Payments shall thereafter be reduced (if necessary, to zero); provided, however, that Executive may elect to have noncash Agreement Payments reduced (or eliminated) prior to any reduction of cash Agreement Payments.

(ii)           For purposes of this Paragraph I, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Corporation’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

J.             Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Corporation determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service, then to the extent necessary to comply with Code Section 409A:

(i)            if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service; and

(ii)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following Executive’s Separation from Service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

To the extent any expense reimbursement or in-kind benefit to which Executive is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to Executive as soon as administratively practicable after Executive submits a valid claim for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

K.            General.

(i)            Indemnification.  If litigation shall be brought to enforce or interpret any provision contained in this Agreement, the Corporation indemnifies Executive for his reasonable attorney fees and disbursements incurred in such litigation, and agrees to pay pre-judgment interest on any money judgment obtained by Executive calculated at the prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

(ii)           Payment Obligations Absolute.  Except as provided in Paragraph K(vi), upon the occurrence of a Change of Control, the Corporation’s obligation to pay Executive the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else.  All amounts payable by the Corporation under this Agreement shall be paid without notice or demand.  Except as expressly provided in this Agreement, the Corporation waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.  Every payment made under this Agreement by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Executive or anyone else who may be entitled to the payments for any reason whatsoever.

(iii)          Successors.  This Agreement shall be binding upon and inure to the benefit of Executive and his estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive.

(iv)          Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(v)           Controlling Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

(vi)          Modification or Termination.  At any time prior to a Change of Control, the Board of Directors of the Corporation may, in its absolute discretion, and without the consent of Executive, amend, modify or terminate this Agreement upon written notice to Executive. The Board may also terminate this Agreement at any time with respect to Executive if Executive is directly or indirectly affiliated (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) with the “group” which has consummated a Change of Control under Paragraph G(i).

The parties have executed this Agreement as of                 ,      .

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title: